Exhibit 10.2

SECOND AMENDMENT TO CREDIT AGREEMENT

THIS AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is entered into as of June 9, 2008, by and between WILLDAN GROUP, INC., a Delaware corporation (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”).

RECITALS

WHEREAS, Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated as of December 28, 2007, as amended from time to time (“Credit Agreement”).

WHEREAS, Bank and Borrower have agreed to certain changes in the terms and conditions set forth in the Credit Agreement and have agreed to amend the Credit Agreement to reflect said changes.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Credit Agreement shall be amended as follows:

1.             Sections 4.9.(a) and (d) are hereby deleted in their entirety, and the following substituted therefor:

“(a) Tangible Net Worth not less than $15,000,000.00 at any time, with “Tangible Net Worth” defined as the aggregate of total stockholders’ equity less any intangible assets and less any loans or advances to, or investments in, any related entities or individuals.

(d) Total Funded Debt to EBITDA not greater than 2.5 to 1.0 as of each fiscal quarter end, determined on a rolling 4-quarter basis, with “Funded Debt” defined as the sum of all obligations for borrowed money (including subordinated debt, any contingent liabilities, the undrawn amount of any outstanding Letters of Credit, earn out or seller notes resulting from acquisitions, and all capital lease obligations), and with “EBITDA” defined as net profit before tax plus interest expense (net of capitalized interest expense), depreciation expense and amortization expense.”

2.             Section 5.3.(vii) is hereby deleted in its entirety, and the following substituted therefor:

“(vii) The aggregate consideration (valuing any non-cash consideration at its fair market value, and including without limitation the amount of all liabilities assumed or acquired) does not exceed Five Million Dollars ($5,000,000.00) for any individual acquisition (excluding the Intergy acquisition in fiscal year 2008), Twenty Million Dollars ($20,000,000.00) for all such acquisitions in the aggregate during fiscal year 2008, and Ten Million Dollars ($10,000,000.00) for all such acquisitions in the aggregate during each fiscal year thereafter.”

3.             Except as specifically provided herein, all terms and conditions of the Credit Agreement remain in full force and effect, without waiver or modification. All terms defined in the Credit Agreement shall have the same meaning when used in this Amendment. This Amendment and the Credit Agreement shall be read together, as one document.

4.             Borrower hereby remakes all representations and warranties contained in the Credit Agreement and reaffirms all covenants set forth therein. Borrower further certifies that as of the date of this Amendment there exists no Event of Default as defined in the Credit Agreement, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

WELLS FARGO BANK,
WILLDAN GROUP, INC.		NATIONAL ASSOCIATION

By:	/s/ Kimberly D. Grant	By:	/s/ Jared A. Myres
Title:	Chief Financial Officer		Jared A. Myres
Vice President